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                                                                     EXHIBIT 16



June 29, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Orthopaedic Biosystems Ltd., Inc. (in the first paragraph of the section entitled "Change in Auditors" included in "Management's Discussion and Analysis of Financial Condition and Results of Operations"), which we understand will be included in the Company's filing with the Commission, on Form SB-2, on or about July 1, 1998. We agree with the statements concerning our Firm in such Form SB-2.

Very truly yours,


/s/COOPERS & LYBRAND L.L.P
COOPERS & LYBRAND L.L.P